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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 IR@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER TO ACQUIRE ALPHANET SOLUTIONS,
MERGER ENHANCES OUTSOURCING AND HOSTING ACTIVITIES
42 Percent of Shares Support Transaction by Lock-Up Agreement

        GREENWOOD VILLAGE, Colo.—Apr. 21, 2003—CIBER, Inc. (NYSE: CBR) today announced the signing of a definitive agreement with AlphaNet Solutions, Inc. (Nasdaq: ALPH), supported by lock-up agreements with shareholders representing approximately 42 percent of AlphaNet's outstanding shares, to merge AlphaNet into CIBER.

        AlphaNet's revenues are approximately $22 million annually. AlphaNet's Board has approved the purchase price of $4.05 per AlphaNet share, payable in cash, and, at the election of AlphaNet shareholders, up to approximately 12 percent in common stock of CIBER. Given approximately 6.4 million shares outstanding, combined with the in-the-money stock options of approximately .7 million, this represents a purchase price of approximately $28.75 million. An important element of the purchase price is AlphaNet's cash balance of approximately $21 million, approximately $3.00 per AlphaNet share.

        "New Jersey-based AlphaNet represents a nice complement to CIBER's work in the New York / New Jersey metro-plex. This facilitates adding critical mass to our secure Network Operating Center (NOC) and 24/7 system monitoring business, strongly supplements our technology implementation and consulting services and adds a significant capability surrounding project management and technology training," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "The combined operations will increase our account penetration in the New York / New Jersey Fortune 1000 client base and establish greater critical mass in our desktop support and disaster recovery offerings."

        Rich Erickson, AlphaNet's Chief Executive Officer, added, "We view the combination with CIBER as an excellent opportunity to leverage the value of AlphaNet's blue chip client base, relationships and excellent people with an organization that can enhance our service offering to our clients nationally and internationally. Over the past year, we have worked very hard to improve AlphaNet's focus and go-to-market strategy, while significantly cutting costs. Now, by combining AlphaNet with CIBER's platform and quality reputation, we can increase our critical mass to better serve our client base and leverage both companies' service offerings. Our management team is very pleased to enter into this next step of AlphaNet's evolution."

        Mark Perlstein, AlphaNet's Senior Vice President of IT Operations, commented, "I am really pleased with the prospects of adding our selling skills to CIBER's larger base of business. I think the cross-selling opportunities and strength of their offerings are significant. AlphaNet's sales force, including Michael Gang, our leading sales director, is engaged and reviewing how to bring more of CIBER's services to our clients."

        Slingerlend added, "AlphaNet has strong operational and sales leadership. Our Edison office is very talented, as well. Jeff Edelman, CIBER's Edison, New Jersey Area Director, has known and competed with AlphaNet for a number of years and has a high degree of confidence for what the combined entity will bring to our clients. Likewise, significant cost savings from combining AlphaNet and CIBER's Edison, New Jersey office are planned. We look forward to securing approval from AlphaNet's shareholders and getting going on a combined basis."

        The offer is subject to shareholder approval representing at least 50 percent of the shares voted at a special meeting of AlphaNet shareholders, which will be sought promptly, among other documentation. AlphaNet will issue a proxy to its shareholders seeking approval of the transaction, which may close by June 2003. If the synergies anticipated are achieved, AlphaNet could add approximately $12 million to CIBER's revenues for 2003 and approximately one cent to earnings per share.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from 60 CIBER, 10 DigiTerra and 10 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

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  Exhibit 99.1